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                                                                  Exhibit 99.1.1

Contact:  Betty Feezor
          404-728-2363                  For Immediate Release
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                     NDC ANNOUNCES THIRD QUARTER EARNINGS

Atlanta, March 22, 2000 - National Data Corporation (NYSE:NDC) announced earnings for the fiscal third quarter ending February 29, 2000, as well as a decision to divest its PHSS business.

     The decision to divest PHSS follows board decisions made last quarter. These decisions were to create separate eHealth and eCommerce companies as part of a strategy to increase focus in its core business areas, as well as to evaluate strategic alternatives for the health management services business. Accordingly, the board has decided to pursue the divestiture of PHSS and to place the business into a discontinued operations category.

     Revenue for the quarter, net of discontinued operations, was $167.7 million. Operating income was $27.8 million with 16.5% operating margin. Income before discontinued operations was $14.7 million. Basic earnings per share was $.45 per share. Fully diluted EPS was $.44 per share. The impact of discontinued operations was a loss of $13.5 million, or loss of $.41 per share. Diluted EPS for the company was $.04. The charge taken in the quarter includes current period and projected future operating losses from PHSS.

     The results compare to the same period last year with revenue of $165.4 million, operating income of $33.4 million and income before discontinued operations of $17.9 million.

     For the nine month period, net of discontinued operations, revenue was $512.4 million compared to $492.2 million in fiscal 1999. Income before discontinued operations, which
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NDC Announces Third Quarter Earnings
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includes restructuring and impairment charges taken in the second fiscal quarter of 2000, was $22.4 million compared with $52.3 million in 1999. Basic EPS before discontinued operations was $.67.per share. Fully diluted EPS was $.65 per share. Additional charges for the cumulative effect of change in accounting principle related to PHSS are reported in the nine month results, for a net loss from discontinued operations of $31.8 million, or a loss of $.95 per share on a year-to-date basis. Diluted EPS for the company for the nine-month period was a loss of $.28 per share.

     The balance sheet remains strong. Accounts receivable management resulted in continued improvement in DSO. Net of discontinued operations, DSO decreased from 63 to 51 days compared to the position at the end of last fiscal year. Cash flow continues to be strong. Cash earnings per share, as reflected by EBITDA, were $4.83 per share on an annualized basis.

     Robert A. Yellowlees, chairman and chief executive officer said, "Our major emphasis is to re-establish our revenue growth model. To that end, we are making excellent progress in repositioning the business for sustained long term growth from our core operations. During this quarter, a number of actions have been taken to further rationalize non-strategic business activities. While these steps result in short-term revenue declines, when netted against core business revenue and earnings, they should improve results next year.

     "We have concentrated on three parallel priorities for the second half of this year. The first and the highest is revenue growth from the continued broadening of our product offerings and their acceptance for our core network-based information business. The second is the program to separate into two businesses so as to gain additional focus and speed in responding to

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NDC Announces Third Quarter Earnings
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new market opportunities in the new economy. Finally, we are rationalizing those business and product areas that do not fit with our core network-based information strategy so that the two new entities will be leaner and more focused.

     "We are making excellent progress in all three areas.

     "Acceptance has grown for new offerings and others have been announced during the quarter. We have already completed a great deal of implementation planning since the decision in the last quarter to form the eHealth and eCommerce businesses. Our internal planning has advanced to the point that we will have next year's operating plan built around these new formats. And substantially all of our operations are expected to be conducting business in a pro forma version of that new structure by the start of the new fiscal year on June 1.

     "Management and the board have also completed the evaluation of strategic alternatives relating to PHSS. While we continue to see substantial opportunity in the market for high quality health management services, we feel that the development of it requires a more singular focus than we can provide at the moment. The size and diversity of opportunities in our core network-based information businesses demand the full measure of our management time and resources. Therefore, we concluded that we should divest this business and are actively pursuing that course.

     "I want to thank our employees in this area for their continued efforts. Even as we are pursuing divestiture, we are continuing to make investments in systems and facilities, as well as new marketing initiatives. These are centered around the key locations that now make up this business. We feel that these steps will even further enhance the ability of this unit and its employees to deliver expanded services to its client base. They should also add to its value, as
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NDC Announces Third Quarter Earnings
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should the numerous initiatives undertaken by NDC over the last two years to strengthen operations.

     "The long-term opportunity in our markets is excellent. We are taking action now to concentrate our strategy and management priorities around these opportunities."
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When used in this report, press releases, and elsewhere by management of
National Data Corporation, from time to time, the words "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements concerning the Company's operations, economic performance and financial condition, including in particular, the Company's ability to realize the benefits of the change in our business, the write-offs, and the charges, including growth in revenue and earnings. These statements are based on a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. A variety of factors could cause actual results to differ materially from those anticipated in the Company's forward-looking statements, some of which include competition in the market for the Company's services, continued expansion of the Company's product and service offerings, product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, the ability to consummate and integrate acquisitions, and other risk factors that are discussed from time to time in the Company's Securities and Exchange Commission ("SEC") reports and other filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligations to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or thereof, as the case may be, or to reflect the occurrence of unanticipated events.